Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196886

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 2 DATED MAY 1, 2018
TO THE PROSPECTUS DATED APRIL 6, 2018

This supplement No. 2 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 2 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the recent share pricing information.
Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from April 1 to April 30, 2018, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
April 2, 2018	$11.73	$11.75	$11.76	$11.76	$11.74
April 3, 2018	$11.73	$11.75	$11.76	$11.76	$11.74
April 4, 2018	$11.73	$11.76	$11.76	$11.76	$11.74
April 5, 2018	$11.73	$11.76	$11.76	$11.76	$11.75
April 6, 2018	$11.73	$11.76	$11.76	$11.76	$11.75
April 9, 2018	$11.73	$11.76	$11.77	$11.77	$11.75
April 10, 2018	$11.73	$11.76	$11.77	$11.77	$11.75
April 11, 2018	$11.73	$11.76	$11.77	$11.77	$11.75
April 12, 2018	$11.74	$11.77	$11.78	$11.78	$11.76
April 13, 2018	$11.74	$11.77	$11.78	$11.78	$11.76
April 16, 2018	$11.75	$11.77	$11.78	$11.78	$11.77
April 17, 2018	$11.75	$11.78	$11.78	$11.78	$11.77
April 18, 2018	$11.75	$11.78	$11.78	$11.79	$11.77
April 19, 2018	$11.75	$11.78	$11.78	$11.79	$11.77
April 20, 2018	$11.75	$11.78	$11.79	$11.79	$11.77
April 23, 2018	$11.75	$11.79	$11.79	$11.79	$11.78
April 24, 2018	$11.76	$11.79	$11.79	$11.79	$11.78
April 25, 2018	$11.75	$11.79	$11.79	$11.79	$11.78
April 26, 2018	$11.76	$11.79	$11.79	$11.79	$11.78
April 27, 2018	$11.76	$11.79	$11.79	$11.80	$11.78
April 30, 2018	$11.76	$11.79	$11.80	$11.80	$11.78

(1)	Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.